Exhibit 99.1

Contact:	Tom Brooker/John Patenaude	Rich Coyle
	Nashua Corporation	Sard Verbinnen & Co
	847-318-1797/603-880-2145	212-687-8080
NASHUA REPORTS FOURTH QUARTER AND 2008 YEAR END RESULTS
     NASHUA, N.H., February 24, 2009 — Nashua Corporation (NASDAQ: NSHA), a manufacturer and marketer of labels, thermal and specialty papers, and imaging products, today announced financial results for the fourth quarter and year ended December 31, 2008.
     Net sales for the fourth quarter of 2008 were $67.7 million, compared to $72.3 million for the fourth quarter of 2007. Gross margin for the fourth quarter of 2008 was $7.7 million, or 11.3%, compared to $12.9 million, or 17.9%, for the fourth quarter of 2007. Loss from continuing operations before income taxes for the fourth quarter of 2008 was $2.9 million, compared to income from continuing operations before income taxes of $2.0 million for the fourth quarter of 2007. Net loss for the fourth quarter of 2008 was $6.0 million, or $1.11 per share, compared to net income from continuing operations of $1.1 million, or $0.21 per share, for the fourth quarter of 2007. Loss before interest, taxes, depreciation and amortization from continuing operations was $1.2 million for the fourth quarter of 2008, compared to earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations of $3.4 million for the fourth quarter of 2007.
     Excluding the net after tax effect of the items discussed below and a non-cash tax charge, the net loss for the fourth quarter is $0.6 million. The fourth quarter 2008 loss from continuing operations before income taxes includes severance expense of $0.4 million, a change in the fair value of the rate swap of $0.3 million and expense of $1.3 million associated with the closure of the label converting facility located in Jacksonville, Florida. Excluding these items, the fourth quarter loss from continuing operations before income taxes is $0.9 million. The net loss for the fourth quarter of 2008 includes a non-cash tax charge of $4.3 million related to the valuation reserve on deferred tax assets.
     Net sales for the year ended December 31, 2008 were $264.9 million, compared to $272.8 million for the year ended December 31, 2007. Gross margin for the year ended December 31, 2008 was $39.4 million, or 14.9%, compared to $48.3 million, or 17.7%, for the year ended December 31, 2007. Loss from continuing operations for the year ended December 31, 2008 was $19.8 million, or $3.65 per share, compared to income from continuing operations of $3.9 million, or $0.67 per share, for the year ended December 31, 2007. Net loss for the year ended December 31, 2008 was $19.8 million, or $3.65 per share, compared to net income of $4.1 million, or $0.72 per share, for the year ended December 31, 2007. EBITDA from continuing operations, excluding the goodwill impairment charge, was $3.2 million for the year ended December 31, 2008, compared to EBITDA for continuing operations of $12.0 million for the year ended December 31, 2007.

 2
     Excluding the net after tax effect of the items discussed below and a non-cash tax charge, the net income for the year is $0.4 million. The 2008 loss from continuing operations before income taxes includes a non-cash goodwill impairment charge of $14.1 million, severance expense of $1.1 million, a change in the fair market value in the interest rate swap of $0.5 million, and expense of $1.3 million associated with the closure of the label converting facility located in Jacksonville, Florida. Excluding these items, the 2008 income from continuing operations before income taxes is $0.6 million. The 2008 net loss includes the non-cash tax charge of $4.3 million related to the valuation reserve on deferred tax assets.
Business Segment Highlights
Label Products:
     Nashua’s Label Products segment, which prints and converts product for grocery, food service, retail, transportation, entertainment and general industrial markets, reported net sales for the fourth quarter of 2008 of $28.0 million and gross margin of $1.6 million, or 5.9%. Net sales for the fourth quarter of 2007 were $31.0 million and gross margin was $5.7 million, or 18.4%. For fiscal year 2008, net sales were $105.1 million and gross margin was $13.3 million, or 12.7%. For 2007, net sales were $115.5 million and gross margin was $21.0 million, or 18.2%.
     Label Products segment sales declined $3.0 million in the fourth quarter of 2008 as compared to the fourth quarter of 2007 due to the decline in automatic identification label sales mainly attributable to the loss of a major customer earlier in the year. Gross margins for the quarter were negatively impacted by the lower volume and the cost associated with the closure of the Jacksonville, Florida manufacturing facility. The segment incurred unabsorbed fixed cost during the transfer of manufacturing from our Florida plant to our Nebraska and Tennessee manufacturing facilities.
Specialty Paper Products:
     Nashua’s Specialty Paper Products segment reported net sales for the fourth quarter of 2008 of $39.9 million and gross margin of $5.7 million, or 14.3%. Net sales for the fourth quarter of 2007 were $41.9 million and gross margin was $7.0 million, or 16.7%. Net sales for fiscal year 2008 were $162.2 million and gross margin was $25.3 million, or 15.6%. Net sales for fiscal year 2007 were $160.3 million and gross margin was $26.6 million, or 16.6%.
     Specialty Paper Products segment sales declined $2.0 million in the fourth quarter of 2008 as compared to the fourth quarter of 2007 due to the decline in the sales in wide format and thermal facesheet product lines. Margins were negatively impacted by the shortfall in sales and competitive pricing pressures in the marketplace.
     Thomas Brooker, Nashua’s President and Chief Executive Officer, stated “Adjusted net income from operations for 2008 is $0.4 million after excluding the expenses related to the items noted in the press release. Although this result is below the expectation we had at the beginning of 2008, this has been a challenging year. We consolidated label manufacturing facilities, closed wide format distribution centers and reduced our workforce by approximately ten percent. While these were difficult decisions which had a

 3
significant negative impact on our 2008 results, they were required to allow us to enter 2009 with a lower cost structure. We continue to focus our sales efforts in targeted key markets, control expenses and improve productivity throughout our business which should allow us to grow our business profitability. Our balance sheet is financially sound and we believe that our strong financial posture will allow us to weather the recessionary storm.”
Use of Non-GAAP
     EBITDA is presented as supplemental information, which the management of Nashua believes, may be useful to some investors in evaluating Nashua because it is widely used as a measure of evaluating a company’s operating performance, as well as to evaluate its operating cash flow. EBITDA is used by management in the computation of ratios utilized for financing purposes and for planning and forecasting in future periods. EBITDA is calculated by adding net interest expense, income tax expense, depreciation and amortization back into net income. EBITDA should not be considered a substitute either for net income, as an indicator of Nashua’s operating performance, or for cash flow, as a measure of Nashua’s liquidity. In addition, because all companies may not calculate EBITDA in exactly the same manner, the presentation here may not be comparable to other similarly titled measures of other companies.
About Nashua
     Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. Nashua’s products include thermal coated papers, pressure-sensitive labels, bond, point of sale, ATM and wide format papers, entertainment tickets, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.
Forward-Looking Statements
     This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “should,” “believe” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, Nashua’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, and other risks set forth in Nashua’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent Nashua’s estimates only as of the date of this press release and should not be relied upon as representing Nashua estimates as of any subsequent date. While Nashua may elect to update forward-looking statements at some point in the future, Nashua specifically disclaims any obligation to do so, even if its estimates change.

Fourth Quarter 2008 Earnings Results
NASHUA CORPORATION SUMMARY RESULTS OF OPERATIONS

Periods ended December 31, respectively	Three Months		Twelve Months
Dollars in thousands, except per share amounts (Unaudited)	2008	2007	2008	2007
Net sales	$67,735	$72,332	$264,903	$272,799
Cost of products sold	60,073	59,389	225,498	224,545

Gross margin	$7,662	$12,943	$39,405	$48,254
Gross margin %	11.3%	17.9%	14.9%	17.7%
Selling and distribution expenses	6,390	6,219	25,937	24,088
Administrative expenses	3,830	4,463	14,857	16,991
Research and development expenses	150	187	666	806
Loss from equity investment	1	31	192	200
Interest expense	119	215	535	765
Interest income	(4)	(68)	(98)	(179)
Change in fair value of interest rate swap	344	214	538	295
Goodwill impairment charge (1)	—	—	14,142	—
Other income (2)	(232)	(284)	(958)	(1,196)

Income (loss) from continuing operations before income taxes	(2,936)	1,966	(16,406)	6,484

Income tax provision (3)	3,086	856	3,358	2,633

Income (loss) from continuing operations	(6,022)	1,110	(19,764)	3,851

Income from discontinued operations, net of taxes (4)	—	—	—	289

Net income (loss)	$(6,022)	$1,110	$(19,764)	$4,140

Earnings per share:
Income (loss) from continuing operations	$(1.11)	$0.21	$(3.65)	$0.67

Income from discontinued operations	—	—	—	0.05

Net income (loss) per common share	$(1.11)	$0.21	$(3.65)	$0.72

Average common shares	5,422	5,394	5,414	5,743

Income (loss) per common share from continuing operations assuming dilution	$(1.11)	$0.20	$(3.65)	$0.66
Income per common share from discontinued operations assuming dilution	—	—	—	0.05

Net income (loss) per common share assuming dilution	$(1.11)	$0.20	$(3.65)	$0.71

Average common and potential common shares	5,422	5,479	5,414	5,817

(1)	Goodwill impairment charge for the twelve months ended December 31, 2008 relates to our Specialty Paper Products business.

(2)	Other income for the three and twelve months ended December 31, 2008 and 2007 represents royalty income related to the 2006 sale of toner formulations and recognition of the deferred gain on the 2006 sale of New Hampshire real estate.

(3)	Income tax provision for the three and twelve months ended December 31, 2008 includes a $4.3 million valuation reserve charge related to our derferred tax assets.

(4)	Income from discontinued operations for the twelve months ended December 31, 2007 represents the reimbursement of our deductible related to the Cerion litigation which was dismissed by the courts.

Fourth Quarter 2008 Earnings Results

NASHUA CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	December 31	December 31
Dollars in thousands	2008	2007
Assets
Cash and cash equivalents	$1,592	$7,388
Accounts receivable	27,469	29,375
Inventories	21,785	19,998
Other current assets	5,599	2,828

Total current assets	56,445	59,589

Plant and equipment, net	20,154	23,291
Goodwill, net of amortization	17,374	31,516
Intangibles, net of amortization	260	331
Other assets	5,970	12,975

Total assets	$100,203	$127,702

Liabilities and Shareholders’ Equity
Accounts payable	$11,968	$14,432
Accrued expenses	8,900	9,185
Current maturities of long-term debt	8,125	1,875
Current maturities of notes payable	18	31

Total current liabilities	29,011	25,523

Long-term debt	2,800	10,925
Other long-term liabilities	46,879	29,746

Total long-term liabilities	49,679	40,671

Common stock and additional capital	20,684	20,203
Retained earnings	39,705	59,648
Accumulated other comprehensive loss:
Minimum pension liability adjustment(a)	(38,876)	(18,343)

Total shareholders’ equity	21,513	61,508

Total liabilities and shareholders’ equity	$100,203	$127,702

(a)	Our minimum pension liability adjustment represents an increase in our minimum pension liability.

Fourth Quarter 2008 Earnings Results
NASHUA CORPORATION
RECONCILIATION OF NET INCOME FROM CONTINUING OPERATIONS TO EARNINGS BEFORE
INTEREST, TAXES, DEPRECIATION, AMORTIZATION AND GOODWILL IMPAIRMENT CHARGES

Periods ended December 31, respectively	Three Months		Twelve Months
In thousands (Unaudited)	2008	2007	2008	2007
Net income (loss) from continuing operations	$(6,022)	$1,110	$(19,764)	$3,851
Add back:
Interest expense	119	215	535	765
Interest income	(4)	(68)	(98)	(179)
Change in fair value of interest rate swap	344	214	538	295
Income tax provision	3,086	856	3,358	2,633
Goodwill Impairment	—	—	14,142	—
Depreciation and amortization	1,306	1,117	4,442	4,608

Earnings (loss) from continuing operations before interest, taxes, depreciation, amortization and goodwill impairment charges	$(1,171)	$3,444	$3,153	$11,973

Fourth Quarter 2008 Earnings Results
NASHUA CORPORATION SELECTED FINANCIAL DATA

Periods ended December 31, respectively	Three Months		Twelve Months
Dollars in thousands (Unaudited)	2008	2007	2008	2007
NET SALES

Label Products	$28,030	$31,020	$105,143	$115,535
Specialty Paper Products	39,898	41,855	162,244	160,279
All Other	1,392	1,069	4,378	4,067

Reconciling Items:
Eliminations	(1,585)	(1,612)	(6,862)	(7,082)

Net sales	$67,735	$72,332	$264,903	$272,799

GROSS MARGIN

Label Products	$1,642	$5,715	$13,332	$21,027
Specialty Paper Products	5,718	7,006	25,332	26,554
All Other	291	209	736	698

Reconciling Items:
Eliminations	11	13	5	(25)

Total gross margin from continuing operations	$7,662	$12,943	$39,405	$48,254

DEPRECIATION AND AMORTIZATION

Label Products	$713	$474	$2,082	$2,033
Specialty Paper Products	499	533	1,996	2,051
Reconciling Item:
Corporate	94	110	364	524

Total depreciation and amortization	$1,306	$1,117	$4,442	$4,608

INVESTMENT IN PLANT AND EQUIPMENT

Label Products	$134	$161	$609	$400
Specialty Paper Products	304	160	587	763
Reconciling Item:
Corporate	122	115	452	183

Total investment in plant and equipment	$560	$436	$1,648	$1,346

PENSION AND POSTRETIREMENT EXPENSE

Label Products	$81	$79	$291	$316
Specialty Paper Products	59	59	210	236
Reconciling Item:
Corporate	219	242	755	966

Total pension and postretirement expense	$359	$380	$1,256	$1,518